Exhibit 99.1

Contact:

Charles L. Dunlap, CEO

Frederick W. Boutin, CFO

Gregory J. Pound, COO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES THAT IT HAS ENTERED INTO A TERMINALING SERVICES AGREEMENT RELATING TO BUNKER FUEL TANKAGE

Monday February 24, 2014	Immediate Release

TransMontaigne Partners L.P. (NYSE: “TLP”) announced today that its wholly-owned subsidiary, TransMontaigne Operating Company L.P., has entered into a terminaling services agreement with an unrelated third-party effective June 1, 2014 relating to the receipt, storage and delivery of marine fuels using tanks with an aggregate capacity of approximately 1.35 million barrels at its Port Everglades and Fisher Island terminals.  The tanks related to this new agreement, known as the Florida bunker tanks, were previously used by Morgan Stanley Capital Group Inc. (“Morgan Stanley”) under the Florida-Midwest Terminaling Services Agreement between TLP and Morgan Stanley.  The new agreement has an initial term of 2 years with options to renew thereafter.  “We are pleased to complete this fee based transaction with a high quality customer”, stated Chuck Dunlap, CEO of TLP.  Morgan Stanley has been working with TLP over the last year to ensure a smooth transition to a new customer for this portion of the Florida bunker tanks. As previously disclosed, the existing agreement with Morgan Stanley for the Florida bunker tanks at these facilities, as well as at TLP’s Cape Canaveral and Port Manatee facilities, will terminate effective May 31, 2014.  TLP’s management expects that the new agreement will generate slightly less revenue related to the Florida bunker tanks at Fisher Island and Port Everglades than the Morgan Stanley agreement generates with respect to those tanks.  TLP is continuing to market the Florida bunker tanks at its Cape Canaveral and Port Manatee terminals.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict.  Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.  Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013.

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Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com